Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ECM ENERGY SERVICES, INC.

Article 1.	NAME

The name of the corporation is “ECM ENERGY SERVICES, INC.” (the “Corporation”).

Article 2.	REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The registered agent of the Corporation at such address is Corporation Service Company.

Article 3.	PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

Article 4.	CAPITAL STOCK

4.1.	Authorized Shares

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Sixty Million (60,000,000), of which Fifty Million (50,000,000) shares shall be Common Stock, having a par value of $0.001 per share, and, Ten Million (10,000,000) of such shares shall be Preferred Stock, having a par value of $0.001 per share.

4.2.	Common Stock

4.2.1.	Relative Rights

The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations, preferences and relative rights filed with the State of Delaware to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

4.2.2.	Dividends

Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

4.2.3.	Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.4.	Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

4.3.	Preferred Stock

The Board of Directors of the Corporation is authorized, subject to limitations prescribed by the DGCL and the provisions of this certificate of incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate of designations pursuant to the DGCL, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

i. The number of shares to constitute the series and the distinctive designation thereof;

ii. The amount of rate of dividend on the shares of the series, whether dividends shall be cumulative, the times at and the terms and conditions upon which dividends shall be paid and any relative rights of priority of payment of dividends to the shares of the series in relation to dividends payable to any other class or series of stock of the Corporation;

iii. Whether the shares of the series shall be redeemable and, if redeemable, the terms and conditions upon which the shares of the series may be redeemed, including the price at and the date or dates after which the shares may be redeemed and the relative rights of priority of redemption of the shares of the series in relation to the redemption of any other class or series of stock of the Corporation;

iv. Whether the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of the shares for retirement and, if such retirement or sinking fund is established, the annual amount thereof and the terms and provisions relative to the operation thereof;

v. Whether the shares of the series shall be convertible into shares of any class or classes or of any other series of the same class and, if convertible, the terms and conditions upon which the shares may be converted, including the conversion price or prices or the rate at which the conversion may be made and the method, if any, of adjusting the same;

vi. The rights of the shares of the series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including the amount payable upon the shares in such event, the terms and conditions of such payment and the relative rights of priority of payment of such shares in relation to the payment of any other class or series of stock of the Corporation;

vii. The restrictions, if any, on the payment of dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

viii. Whether the shares of the series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights, including the number of votes per share, the matters on which the shares can vote and the contingency, if any, which makes the voting rights effective; and

ix. Any other relative rights, preferences, and limitations of that series.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative. The Board may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

Article 5.	BOARD OF DIRECTORS

5.1	Number; Term; Election

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this certificate of incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

Directors need not be residents of the state of incorporation or stockholders of the Corporation. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the terms of any incumbent director.

The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

5.2	Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Article 6.	INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

6.1	Mandatory Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (a “Required Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent allowed under the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities in connection therewith, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Required Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted under DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities in connection therewith.

6.2	Permissive Indemnification.

In addition to the indemnification provided pursuant to Article 6.1 above, the Corporation is authorized and empowered, but not required, to indemnify and or to agree to indemnify, to the fullest extent permitted by Delaware law, any person that is or was an agent or employee of the Corporation and who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was an agent or employee of the Corporation (a “Permitted Indemnitee,” and any Permitted Indemnitee or Required Indemnitee may be referred to as an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity or in any other capacity while serving as an employee or agent if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

6.3	Good Faith.

The termination of any Proceeding by judgment order, settlement, conviction, or plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and further with respect to any criminal action proceeding, that the person had reasonable cause to believe that his conduct was unlawful.

6.4	Right to Advancement of Expenses.

The Corporation is authorized and empowered, but not required, to advance Costs (as defined below), or to agree to advance Costs to any person (an “Advancee”) who is or was an officer, director, agent or employee of the Corporation and who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding, by reason of the fact that he or she is or was a director, officer, agent or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. Any such advancement of Costs may be referred to as an “Advancement of Expenses.” For purposes of this Article 6.4, “Costs” shall mean the expenses (including attorneys’ fees) incurred in defending any such Proceeding in advance of its final disposition to the extent permitted under the DGCL, provided, however, that, if the DGCL requires, Costs incurred by any person in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Advancee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal, that such Advancee is not entitled to be indemnified for such expenses under this Article 6 or otherwise.

6.5	Advancement of Expenses by Contract.

To the extent authorized from time to time by the Board of Directors, the Corporation may enter into contracts providing for indemnification and Advancement of Expenses, or otherwise grant rights to indemnification and Advancement of Expenses to any employee or agent of the Corporation to the fullest extent permitted under Delaware law.

6.6	Rights to Indemnification and Advancement of Expenses Are Contract Rights.

The rights to indemnification and Advancement of Expenses conferred in, or pursuant to, Article 6 shall be contract rights and such rights shall continue as to an Indemnitee or Advancee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

6.7	Non-Exclusivity of Rights.

The rights to indemnification and to the Advancement of Expenses conferred in this Article 6 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, the bylaws, an agreement, a vote of the stockholders or of the disinterested directors or otherwise.

6.8	Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Article 7.	LIMITATION OF LIABILITY

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 7 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 8.	AMENDMENT OF CERTIFICATE

The Corporation reserves the right to amend, alter or repeal any provision contained in this certificate of incorporation in the manner prescribed by the DGCL and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this certificate of incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this certificate of incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article 8 or to adopt an agreement of merger or consolidation or to approve the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s property and assets.

Article 9.	BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects to be governed by the provisions of Section 203 of the DGCL regarding business combinations with interested shareholders.

Article 10.	NO STOCKHOLDER ACTION BY WRITTEN CONSENT

The stockholders of the Corporation may not take action by written consent without a meeting, and must take any actions at a duly called annual or special meeting. Meetings of stockholders may be called in such manner as the Corporation’s bylaws may provide.

Article 11.	COURT OF CHANCERY OF THE STATE OF DELAWARE EXCLUSIVE FORUM

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the

Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this certificate of incorporation or the bylaws, and (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

Article 12.	SURVIVAL

If any Article of this certificate of incorporation or any portion thereof is found to be void or unenforceable by a court of competent jurisdiction, the remaining Articles or portion of any affected Article, as the case may be, shall nevertheless remain in full force and effect as though the void or unenforceable part had been severed and deleted.

Article 13.	INCORPORATOR

The name and address of the Corporation’s incorporator is Harry Wahl, 130 Court Street, Suite 203, Williamsport, PA 17701.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this certificate of incorporation this 24th day of July, 2013.

/s/ Harry Wahl
Harry Wahl